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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)—January 1, 2004

Plains All American Pipeline, L.P.
(Name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-14569 (Commission File Number)	76-0582150 (I.R.S. Employer Identification No.)
333 Clay Street, Suite 1600 Houston, Texas 77002 (713) 646-4100 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
N/A (Former name or former address, if changed since last report.)

Item 5. Other Items

        During the second quarter of 2004, Plains All American Pipeline, L.P. changed its method of accounting for pipeline linefill in third party assets. Historically, we have viewed pipeline linefill, whether in our assets or third party assets, as having long-term characteristics rather than characteristics typically associated with the short-term classification of operating inventory. Therefore, historically we have not included linefill barrels in the same average costing calculation as our operating inventory, but instead have carried linefill at historical cost. Following this change in accounting principle, the linefill in third party assets that we have historically classified as a portion of "Pipeline Linefill" on the face of the balance sheet (a long-term asset) and carried at historical cost, will be included in "Inventory" (a current asset) and included in determining the average cost of operating inventory and applying the lower of cost or market analysis. At the end of each period, we will reclassify the long-term portion of linefill in third party assets (i.e. the portion of operating inventory valued at average cost not expected to be used within the next twelve months) out of "Inventory" (a current asset) and into "Inventory in Third Party Assets" (a long-term asset), which will be reflected as a separate line item within other assets on the consolidated balance sheet. This change in accounting principle is effective January 1, 2004 and is reflected in the consolidated statement of operations for the three months ended March 31, 2004 and the consolidated balance sheet as of March 31, 2004 included as an exhibit to this report. In conjunction with this change in accounting principle, we will classify cash flows associated with purchases and sales of linefill on assets that we own as cash flows from investing activities instead of the historical classification as cash flows from operating activities.

Item 7. Financial Statements and Exhibits

(c)
Exhibits

18.1
Letter re: change in accounting principle

99.1
Plains All American Pipeline, L.P. Consolidated Financial Statements (Unaudited) as of March 31, 2004 and December 31, 2003 and for the Three Months Ended March 31, 2004 and 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.
Date: July 21, 2004	By:	Plains AAP, L.P., its general partner
	By:	Plains All American GP LLC, its general partner
	By:	/s/ TINA L. VAL Name: Tina L. Val Title: Vice President—Accounting and Chief Accounting Officer

Index to Exhibits

18.1	Letter re: change in accounting principle
99.1	Plains All American Pipeline, L.P. Consolidated Financial Statements (Unaudited) as of March 31, 2004 and December 31, 2003 and for the Three Months Ended March 31, 2004 and 2003.

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  Item 5. Other Items
  Item 7. Financial Statements and Exhibits
SIGNATURES
Index to Exhibits